RESTORATION HARDWARE ANNOUNCES 4TH QUARTER AND YEAR END RESULTS
Financial Results Restatement
Fiscal 2001 Results
Sales
One Time Non-Cash Charges:
Earnings:
Balance Sheet and Cash Position:
Management’s Comments
Guidance:
Conference Call:
About Restoration Hardware, Inc.
Safe Harbor:
Press Release

Exhibit 99.1

RESTORATION HARDWARE ANNOUNCES 4TH QUARTER AND YEAR END RESULTS

The Company also announces the restatement of prior periods

4th Quarter results reflect one time non cash charges of $24.5 million related to the company’s repositioning strategy

Restoration Hardware, Inc. (Nasdaq:RSTO) today announced financial results for the thirteen week quarter and year ending February 2, 2002. The Company also announced that it will be restating financial results for the first three quarters of fiscal 2001, and the four quarters and fiscal year 2000.

Financial Results Restatement

The Company is currently in the process of registering certain shares of common stock for resale with the Securities and Exchange Commission. As part of the SEC review process, the Company has provided the SEC with information showing the effects of the recognition of furniture revenue at the time of shipment, versus the time of delivery to the customer. The Company had been recognizing furniture revenue at the time of shipment. The Company concluded, that the proper way to account for these sales is at the time of delivery. The Company will restate it’s financial results for the first three quarters of fiscal 2001 and the four quarters and fiscal year 2000.

The restatement will result in a transfer of revenues and income from one period to the next for furniture that is in transit to the customer’s home at the end of any period. The restatement will not have any effect on cash, receivables, accounts payable, or debt.

The restatement is equal to the reduction in sales for the amount of furniture in transit at the end of the quarter, offset by the incremental sales to be recognized from the prior quarters’ in transit amount. The Company expects the anticipated effect of the change in revenues from amounts previously reported to be no more than $5.0 million in any fiscal quarter and no more than $3.5 million for the fiscal year ended February 3, 2001. The Company expects effects of the restatement on net income to range from $50,000 to $450,000 in any fiscal quarter, not to exceed $400,000 for the fiscal year ended February 3, 2001. The Company expects the anticipated effects of the restatement on earnings per share to range from $0.01 to $0.03 per share in any fiscal quarter and not to exceed $0.03 per share for the fiscal year ended February 3, 2001.

Throughout the remainder of this release all amounts other than comparable store sales have been restated to reflect the estimated effects of recognizing furniture revenue at the time of delivery. After the restatement is completed, we would intend to release revised amounts, as appropriate.

After completion of the restatement analysis, amounts presented here for the current quarter are not expected to vary by more than $800,000 for sales, $250,000 for net income, and $0.03 for earnings per share. Amounts presented here for the current year are not expected to vary by more than $3.5 million for sales, $700,000 for net income, and $0.05 for earnings per share.

Fiscal 2001 Results

Sales:

Net sales were $144.3 million for the 13 week fourth quarter of fiscal 2001, a 0.1% decrease versus the $144.5 million reported for the 14 week fiscal fourth quarter of 2000. Fiscal year 2000 was a 53 week year, versus 52 weeks in fiscal 2001.

Following a strong comparable store sales increase of 6.9% for the 9 week holiday period ended January 5, 2002, the Company posted a comparable store sales increase of 0.1% for the full quarter. Sales for the quarter were adversely affected by management’s prior decision not to anniversary a 20% off storewide sale held in January of the prior year. While this decision had a negative effect on comparable store sales in January, comparable store sales quarter to date for fiscal 2002 are positive 6.9%. Looking forward, the Company believes it can achieve double digit comparable store sales increases effective with the launch of its new merchandising strategy in April, 2002.

Direct to customer sales for the 13 week fourth quarter of fiscal 2001, which include catalog and internet, increased 46.9% to $14.1 million versus the $9.6 million in last year’s 14 week fiscal fourth quarter.

Net sales for the 52 week fiscal year 2001 were $365.8 million, a 0.4% decrease compared to sales of $367.3 million in the 53 week 2000 fiscal year.

Direct to customer sales for the 52 week 2001 year increased 50.0% to $33.9 million versus the $22.6 million reported in the 53 week 2000 fiscal year.

Comparable store sales in fiscal 2001 decreased 6.4% versus the prior year.

One Time Non-Cash Charges:

As previously communicated, fiscal 2001 was planned to be a transition year, as the Company focused on eliminating under-performing inventory, and introducing a new merchandising strategy that included the remodeling and refixturing of its stores. In addition the Company began evaluating its real estate portfolio for the potential disposition of under-performing stores, three of which were closed during the year.

In connection with these strategic decisions, the following one time non-cash charges have been incurred by the Company in the fiscal fourth quarter.

•	An inventory valuation adjustment of $5.3 million to write down discontinued merchandise

•	An accelerated depreciation charge of $2.0 million for store fixtures, and leasehold assets which will be replaced in the March 2002 store remodel program.

•	A store asset impairment charge of $10.2 million to write down these assets to their fair value

In addition to these charges, the Company has determined that it would be appropriate to record a $7.0 million valuation allowance on its deferred tax assets in the fourth quarter of 2001.

These one time charges total $24.5 million. The after tax total of $17.8 million amounts to $.73 per share for the 24.4 million average shares outstanding in the fourth quarter of 2001, and $.84 per share for the 21.1 million average shares outstanding for fiscal 2001.

Earnings:

For the 13 weeks ended February 2, 2002 the Company incurred a net loss to common shareholders of $12.8 million or $.53 per share, compared to net income of $9.5 million or $.55 per share in the 14 week fourth quarter of the prior year. Weighted average shares for the 2001 fourth quarter totaled 24.4 million versus 17.3 million a year ago.

For the thirteen weeks ended February 2, 2002, the loss includes one-time, non-cash inventory, occupancy and tax valuation charges with an after tax effect of $.73 per share. In addition, these results include a non-cash, mark-to-market charge of $2.4 million or $.06 per share for warrants issued in conjunction with the September 2000 amendment to the Company’s credit facility, and non-cash charges associated with the Company’s convertible preferred stock of $0.4 million or $.02 per share.

Gross profit in the fourth quarter 2001 was $31.1 million or 21.5% of sales, compared to the fourth quarter 2000 gross profit of $56.3 million or 38.9% of sales. The reduced gross margin rate resulted from the one time inventory and occupancy charges described above, which totaled $17.5 million or 12.1% of sales; and continued inventory transition markdowns involving 1,500 skus being discontinued in implementation of the Company’s new merchandise strategy.

Selling, general and administrative expenses for fourth quarter 2001 were $38.1 million or 26.4% of sales. The deterioration from the prior year’s rate of 26.2% was largely due to increased professional fees and other charges associated with the Company’s 2001 repositioning.

Interest expense for the fourth quarter fiscal 2001 was $0.8 million or 0.6% of sales compared to $1.9 million or 1.3% of sales for the prior year period. This improvement resulted from reduced debt levels made possible by the 2001 equity placements and solid holiday season operating results. Interest expense included non-cash deferred financing charges of $0.6 million in 2001 and $0.3 million in 2000.

For the 52 weeks ended February 2, 2002 the Company incurred a net loss to common shareholders of $36.9 million or $1.75 per share, compared to a net loss of $3.4 million or $.20 per share in the prior year. As noted above, the 2001 loss includes non-recurring, non-cash inventory, occupancy and tax valuation charges with an after tax effect of $.84 per share. In addition these results include non-cash warrant mark-to-market charges described above of $2.7 million or $.08 per share after tax, and non-cash charges associated with the Company’s convertible preferred stock of $2.8 million or $0.13 per share for the year.

Gross profit in fiscal 2001 was $77.6 million or 21.2% of sales, compared to $113.1 million or 30.8% of sales in fiscal 2000. The reduced rate arose from the one-time inventory and occupancy charges described above which totaled 4.8% of sales, and inventory transition markdowns over the course of the year involving 5,000 skus in connection with the Company’s repositioning strategy. Over the second half of the year this process involved a 30% reduction in skus from approximately 7,000 at the end of second quarter 2001 to approximately 5,000 skus – 60% new – in the go-forward assortment for 2002.

Selling, general and administrative expenses for fiscal year 2001 were $114.6 million or 31.3% of sales, compared to $112.6 million or 30.7% of sales the prior year. The deterioration was largely due to increased marketing and fulfillment charges in the Direct division and increased professional fees associated with Company’s 2001 respositioning.

Interest expense for fiscal year 2001 was $4.5 million or 1.2% of sales compared to $5.8 million or 1.6% of sales for the prior year, as a result of reduced debt levels. Interest expense included non-cash deferred financing charges of $1.7 million in 2001 and $0.7 million in 2000.

Balance Sheet and Cash Position:

At the end of fiscal 2001, the Company had no bank debt and a cash position of $22.3 million, versus bank debt of $41.3 million and cash of $2.6 million a year ago. Accounts payable and accrued expenses at the end of fiscal 2001 totaled $33.2 million, a reduction of $8.1 million, compared to $41.3 million at the end fiscal 2000.

The Company ended fiscal 2001 with inventory of $55.4 million (net of reserves), a 33.1% decrease compared to inventory of $82.9 million a year ago.

This substantial improvement to the Company’s balance sheet was a result of the March 2001 $15 million preferred stock financing, plus the May and November 2001 common stock financing of $42 million, for total proceeds of $57 million before financing fees. These transactions, together with the Company’s strong Holiday sales performance, and effective inventory management, accounted for approximately $61 million in improved balance sheet liquidity. This provides the Company with a strong financial platform to launch its new merchandise and marketing strategy, which includes the remodeling and refixturing of all of our stores.

Management’s Comments

Gary Friedman, CEO commented, “Fiscal 2001 was a year of transition for Restoration Hardware, as we focused on repositioning the Company for long term profitable growth. I am pleased to report we have significantly improved the Company’s balance sheet, ending the year with $22.3 million in cash, and no bank debt, improving liquidity by $61 million versus a year ago. We accomplished this while eliminating approximately 5,000 under-performing skus, and editing our assortment by 30%.”

Mr. Friedman continued,

“We are on schedule to unveil our new strategy April 9th, which includes the remodeling of our stores, a completely redesigned catalog and web site, and the introduction of a premium positioned home textiles collection. All of our store, district and regional managers attended a kickoff meeting this month in San Francisco. The team is prepared and motivated to bring our strategy to life in Restoration Hardware stores across the country.”

Guidance:

The Company expects to begin providing earnings guidance in connection with the May 22, 2002 release of first quarter results, following the April launch of its new merchandising and marketing strategy.

Conference Call:

The Company’s year end earnings conference call is scheduled for Thursday, March 21, 2002 at 8:00am (Eastern Standard Time). The dial-in number is: 1(800) 233-2795. A webcast of the call is available at: http://www.videonewswire.com/event.asp?id=3808.

About Restoration Hardware, Inc.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800 762-1005) and on-line at www.restorationhardware.com.

Safe Harbor:

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements concerning the nature, timing and amounts of the company’s restatements and the company’s financial results for the fourth quarter and fiscal year ended February 2, 2002, the anticipated results of the company’s repositioning strategy, statements as to the company’s liquidity and other statements containing words such as “believes,” “anticipates,” “estimates,” “expects,” “may,” “intends,” and words of similar import or statements of management’s opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Important factors that could cause such differences include, but are not limited to, completion and audit of the financial statements, including such financial statements as restated, customer reaction to the company’s repositioning strategy, changes in investor perceptions of the company, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the company operates, competition for and the availability of sites for new stores, changes in the company’s management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including those described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the captions “Results of Operations”, “Liquidity and Capital Resources,” and “Factors that May Affect Future Results.” The company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

RESTORATION HARDWARE, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share and store data)

			as restated
	13 weeks ended		14 weeks ended

	2/2/02	% of sales	2/3/01	% of sales

Net sales	$144,277	100.0%	$144,531	100.0%

Cost of sales and occupancy	113,209	78.5%	88,241	61.1%

Gross profit	31,068	21.5%	56,290	38.9%

Selling, general and administrative	38,062	26.4%	37,924	26.2%

Income from operations	(6,994)	-4.9%	18,366	12.7%

Interest expense	846	0.6%	1,880	1.3%

Valuation adjustment — warrants	2,421	1.7%	—	0.0%

Pretax loss	(10,261)	-7.2%	16,486	11.4%

Income tax benefit/(provision)	(2,187)	-1.5%	(6,974)	-4.8%

Net (Loss)/income	$(12,448)	-8.7%	$9,512	6.6%

Charges related to preferred stock	(375)	-0.2%	—	0.0%

(Loss)/income available to shareholders	$(12,823)	-8.9%	$9,512	6.6%

Stores open at end of period	104		106

Total selling square footage	682,936		701,628

(Loss)/income per share, basic and diluted	$(0.53)		$0.55

Weighted average shares	24,420		17,273

RESTORATION HARDWARE, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share and store data)

			as restated
	52 weeks ended		53 weeks ended
	2/2/02	% of sales	2/3/01	% of sales

Net sales	$365,762	100.0%	$367,260	100.0%

Cost of sales and occupancy	288,143	78.8%	254,165	69.2%

Gross profit	77,619	21.2%	113,095	30.8%

Selling, general and administrative	114,607	31.3%	112,647	30.7%

Income from operations	(36,988)	-10.1%	448	0.1%

Interest expense	4,467	1.2%	5,804	1.6%

Valuation adjustment — warrants	2,677	0.7%	—	0.0%

Pretax loss	(44,132)	-12.1%	(5,356)	-1.5%

Income tax benefit/(provision)	10,008	2.7%	1,985	0.5%

Net (Loss)/income	$(34,124)	-9.3%	$(3,371)	-0.9%

Charges related to preferred stock	(2,817)	-0.7%	—	0.0%

(Loss)/income available to shareholders	$(36,941)	-10.1%	$(3,371)	-0.9%

Stores open at end of period	104		106

Total selling square footage	682,936		701,628

(Loss)/income per share, basic and diluted	$(1.75)		$(0.20)

Weighted average shares	21,117		17,042

RESTORATION HARDWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

		as restated
	February 2,	February 3,
	2002	2001

Current assets

Cash and cash equivalents	$22,285	$2,610

Accounts receivable	3,278	6,171

Merchandise inventories	55,431	82,882

Deferred Tax	9,833	1,195

Prepaid expense and other	8,569	9,212

Total current assets	99,396	102,070

Property and equipment, net	87,862	117,186

Goodwill	4,560	4,776

Other assets	8,300	7,217

Total assets	$200,118	$231,249

Current liabilities

Accounts payable and accrued expenses	$33,157	$41,259

Revolving line of credit and short term debt	—	5,730

Current portion of deferred lease incentives	4,507	4,575

Other current liabilities	6,047	10,697

Total current liabilities	43,711	62,261

Long-term debt	—	35,581

Long-term portion of deferred lease incentives	37,101	41,944

Deferred rent	12,703	10,787

Other liabilities	3,236	612

Total liabilities	96,751	151,185

Series A redeemable preferred stock	$14,106	—

Common stock	$143,059	$94,901

Shareholder loan	(2,050)	—

Foreign exchange gain/loss	26	(4)

Accumulated deficit	(51,774)	(14,833)

Total stockholders’ equity	$89,261	$80,064

Total liabilities, redeemable preferred stock and stockholders’ equity	$200,118	$231,249